Exhibit 5.2

A&L Goodbody Solicitors	Dublin
International Financial Services Centre	Belfast
25-28 North Wall Quay, Dublin 1	London
D01 H104	New York
T +353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	6 August 2020

Our Ref	01416740

Iterum Therapeutics plc

Block 2 Floor 3, Harcourt Centre

Harcourt Street

Dublin 2

Ireland

Iterum Therapeutics plc—6.50% Exchangeable Senior Subordinated Notes due 2025 and Royalty-Linked Subordinated Notes of Iterum Therapeutics Bermuda Limited

Dear Sirs

We are acting as Irish counsel to Iterum Therapeutics plc, a public limited company incorporated under the laws of Ireland (registered number 563531) (the Company) in connection with the filing of a registration statement (including any amendments thereto, the Registration Statement) on Form S-1 by the Company and its subsidiaries, Iterum Therapeutics Bermuda Limited, a company formed under the laws of Bermuda (the Issuer), Iterum Therapeutics International Limited, a private limited company incorporated under the laws of Ireland (ITIL), Iterum Therapeutics US Limited, a company formed under the laws of Delaware (ITUL), and Iterum Therapeutics US Holding Limited, a company formed under the laws of Delaware (ITUH), with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act).

Pursuant to the Registration Statement, we understand that the Issuer and the Company will register the offering, issuance and sale by the Issuer of 8,400 units (the Units) pursuant to non-transferable subscription rights (the Subscription Rights) granted to the Company’s shareholders and eligible warrant holders, and each unit will consist of:

i.

a $1,000 principal amount 6.500% Exchangeable Subordinated Senior Note due 2025 (the Exchangeable Notes), which Exchangeable Notes in certain circumstances and subject to their terms may be exchanged and if exchanged may be settled, including payment of interest thereon, in cash, ordinary shares of the Company, nominal value $0.01 per share (the Exchange Shares), or a combination of cash and Exchange Shares; and

ii.	50 limited recourse Royalty-Linked Subordinated Notes (the Royalty-Linked Notes, and together with the Exchangeable Notes, the Notes).

The Exchangeable Notes will be issued as additional notes under an indenture, dated as of January 21, 2020, entered into among the Issuer, as issuer, the Company, ITIL, ITUL and ITUH, as guarantors (together the Guarantors), and U.S. Bank National Association, as trustee (the EN Indenture). The Royalty-Linked Notes will be issued as additional notes under an indenture, dated as of January 21, 2020, entered into among the Issuer, the Guarantors, Iterum Holders’ Representative LLC, as holders’ representative and Computershare Trust Company, N.A., as trustee (the RLN Indenture, and together with the EN Indenture, the Indentures). We understand that the Issuer’s obligations under the Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors (the Guarantees).

PM Law  •  CE Gill  •  JG Grennan  •  J Coman  •  PD White  •  VJ Power  •  LA Kennedy  •  SM Doggett  •  B McDermott  •  C Duffy  •  PV Maher  •  S O’Riordan  •  MP McKenna  •  KA Feeney  •  M Sherlock EP Conlon  •  E MacNeill  •  KP Allen  •  EA Roberts  •  C Rogers  •  G O’Toole  •  JN Kelly  •  N O’Sullivan  •  MJ Ward  •  AC Burke  •  D Widger  •  C Christle  •  S O’Croinin  •  JW Yarr  •  DR Baxter A McCarthy  •  JF Whelan  •  JB Somerville  •  MF Barr  •  AM Curran  •  A Roberts  •  M Dale  •  RM Moore  •  D Main  •  J Cahir  •  M Traynor  •  PM Murray  •  P Walker  •  K Furlong  •  PT Fahy  •  D Inverarity M Coghlan  •  DR Francis  •  A Casey  •  B Hosty  •  M O’Brien  •  L Mulleady  •  K Ryan  •  E Hurley  •  G Stanley  •  D Dagostino  •  R Grey  •  R Lyons  •  J Sheehy  •  C Morrissey C Carroll  •  SE Carson  •  P Diggin  •  J Williams  •  A O’Beirne  •  MD Cole  •  G Conheady  •  J Dallas  •  SM Lynch  •  M McElhinney  •  C Owens  •  AD Ion  •  K O’Connor  •  JH Milne  •  T Casey  •  M Doyle CJ Comerford  •  R Marron  •  D Berkery  •  K O’Shaughnessy  •  S O’Connor  •  SE Murphy  •  D Nangle  •  L Butler  •  A Lawler  •  C Ó Conluain  •  N McMahon  •  HP Brandt  •  A Sheridan

Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan

Based on the current exchange rate pursuant to the EN Indenture, the maximum number of Exchange Shares issuable on a full exchange of the principal amount of the Exchangeable Notes is 8,400,000 plus up to 2,376,616 potentially issuable in payment of interest on the Exchangeable Notes accruing from the issuance date through the maturity date pursuant to the terms of the EN Indenture (together, the Maximum Exchange Shares). However, the exchange rate may be increased pursuant to the terms of the EN Indenture, which would increase the number of Exchange Shares delivered on an exchange (with any such additional Exchange Shares above the Maximum Exchange Shares hereinafter referred to as the Additional Exchange Shares).

In connection with this Opinion, we have reviewed pdf copies of:

i.	the Registration Statement;

ii.	the EN Indenture and the form of notes included therein;

iii.	the RLN Indenture and the form of notes included therein;

iv.	copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on August 6, 2020 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

1	We have further assumed:

1.1

that none of the resolutions and authorities of the Board or shareholders of the Company, upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Notes will be issued in accordance with such resolutions and authorities;

1.2

that, with respect to the Maximum Exchange Shares, at the time of the issuance of such Maximum Exchange Shares, a sufficient number of ordinary shares of the Company, nominal value $0.01 per share (Ordinary Shares) will remain authorised and available for issuance by the Board pursuant to the constitution of the Company (the PLC Constitution);

1.3

that, with respect to any Additional Exchange Shares, at the time of the issuance of such Additional Exchange Shares, a sufficient number of Ordinary Shares will be authorised and available for issuance by the Board pursuant to the PLC Constitution, and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Additional Exchange Shares on a non-pre-emptive basis;

1.4

that the issuance of the Exchange Shares will be in compliance with all applicable Irish takeover, securities, market abuse and insider dealing laws, including the applicable provisions of the Irish Companies Act 2014 (the Companies Act), the Irish Takeover Panel Act 1997, Takeover Rules 2013 and the rules and regulations thereunder;

1.5

without having made any investigation, that the terms of the Indentures are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

1.6	that the Indentures have each been executed and delivered by each of the parties thereto (other than the Company and ITIL) in the respective forms examined by us;

1.7

the due authorisation, execution and delivery of the Indentures by each of the parties thereto (other than the Company and ITIL) and that the performance thereof is within the capacity and power of each of the parties thereto (other than the Company and ITIL);

1.8	that each of the parties to the Indentures (other than the Company and ITIL) are able lawfully to enter into such agreement or deed;

1.9	that the Notes will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Indentures;

1.10

that the Company has and will continue to have full power of procurement in respect of the Issuer such that the Issuer will issue Units and take any other necessary actions as required in accordance with the terms of the Subscription Rights as and when required and/or requested by the Company;

1.11	the absence of fraud on the part of the Company and their respective officers, employees, agents and advisers and that the Issuer will issue the Notes;

1.12

(i) as of the date hereof the Company is fully solvent and will continue to be fully solvent prior to and immediately following the issuance of any Exchange Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented or will be passed or presented prior to the issuance of any Exchange Shares; (iii) no receiver has been appointed or will be appointed prior to the issuance of any Exchange Shares in relation to any of the assets or undertaking of the Company; and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) has been proposed, sanctioned or approved or will be proposed, sanction or approved prior to the issuance of any Exchange Shares, in relation to the Company;

1.13	the accuracy and completeness of all information appearing on public records; and

1.14

that the Company has entered into the Indentures and the Guarantees in good faith, for its legitimate business purposes, for good consideration, and that the Company derives commercial benefit from the Indentures and the Guarantees commensurate with the risks undertaken by it in the Indentures and the Guarantees.

2

Subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 6 August 2020, we are of the opinion that:

2.1	the Company is a company duly incorporated under the laws of Ireland and validly existing under the laws of Ireland;

2.2	the Company has duly authorized, executed and delivered the Indentures (including the Guarantees);

2.3

the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Indentures, the Guarantees and the Subscription Rights, and that the implementation by the Company of the foregoing and the issuance by the Company of the Subscription Rights and the Exchange Shares will not cause:

2.3.1	a violation of the PLC Constitution; or

2.3.2	any law or order to be contravened;

2.4	the issue of the Subscription Rights has been duly authorised by the Company and, when issued, the Subscription Rights will be valid and binding obligations of the Company;

2.5

the allotment and issue of the Exchange Shares has been duly authorised and when issued in accordance with the EN Indenture and the Exchangeable Notes, the Exchange Shares will be validly issued, fully paid and free of pre-emptive rights under Irish law or the PLC Constitution and will not be subject to calls for any additional payments (non-assessable);

2.6

in any proceedings taken in Ireland for the enforcement of the Notes and the Indentures, the choice of the laws of the State of New York as the governing law of the contractual rights and obligations of the parties under the Notes and the Indentures and the submission by the parties to the exclusive jurisdiction of the federal courts of the United States or the courts of New York, in each case located in the Borough of Manhattan (the Specified Courts), would be upheld by the Irish Courts in accordance with or subject to the provisions of the Rome 1 Regulation EC No 593/2008 on the Law Applicable to Contractual Obligations, meaning that the courts of Ireland may only refuse to apply the choice of laws of the State of New York if such application is manifestly incompatible with Irish public policy (at the date hereof, we are not aware of any circumstances concerning the choice of the laws of the State of New York that would give rise to an Irish court holding that such choice violates Irish public policy, but it should be noted that matters of public policy are subjective and evolving);

2.7

in any proceedings taken in Ireland for the enforcement of a judgment obtained against the Company in the Specified Courts (a Foreign Judgment), the Foreign Judgment would be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

2.7.1	that the foreign court had jurisdiction, according to the laws of Ireland;

2.7.2	that the Foreign Judgment was not obtained by fraud;

2.7.3	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

2.7.4	that the Foreign Judgment is final and conclusive;

2.7.5	that the Foreign Judgment is for a definite sum of money; and

2.7.6	that the procedural rules of the court giving the Foreign Judgment have been observed.

Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of the Company, amounts claimed against the Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up.

3	The opinions set forth in this opinion are given subject to the following qualifications:

3.1	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

3.2

this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

3.3

if an adjustment to the exchange rate under the EN Indenture increases the number of Exchange Shares deliverable on an exchange, the Company may not have sufficient authorised ordinary share capital to satisfy the issuance of such Additional Exchange Shares, or the directors of the Company may not have sufficient authority to issue such Additional Exchange Shares on a non-pre-emptive basis and, as such, shareholder approval may need to be sought to (i) increase the authorised share capital of the Company and/or (ii) authorise the Company and the directors of the Company to allot and issue the Additional Exchange Shares on a non-pre-emptive basis;

3.4	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

3.5

a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Indentures might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

3.6

additional interest imposed by any clause of the Indentures might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the Indentures but could restrict the amount recoverable by way of interest under such Indentures;

3.7	claims may be or become subject to defences of set-off or counter-claim;

3.8

an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with Regulation (EU) No 1215/2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (recast);

3.9	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

3.10	a waiver of all defences to any proceedings may not be enforceable;

3.11

any transfer of, or payment in respect of a Note (including the Guarantee thereof) or agreement involving any country or person which is currently the subject of an order made by the Minister for Finance of Ireland restricting financial transfers pursuant to the Financial Transfers Act, 1992 and/or Section 42 of the Criminal Justice (Terrorist Offences) Act, 2005 and any transfer of, or payment in respect of, a Note or agreement involving the government of any country which is currently the subject of United Nations sanctions, any person or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any person or body controlled by any of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in Irish law; and

3.12	we express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion which might affect or alter the opinions set out herein.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulations S-K of the Securities Act, and to the use of our name therein and in the related prospectus and in any prospectus supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody